EXHIBIT 99.1

For more information:
Joe McCreery - Head of Investor Relations
903-988-6425

ir@martinmlp.com

FOR IMMEDIATE RELEASE

MARTIN MIDSTREAM PARTNERS L.P.
ANNOUNCES REDEMPTION OF 8.875% SENIOR NOTES DUE 2018

KILGORE, TX - February 28, 2014 - Martin Midstream Partners L.P. (NASDAQ:MMLP) (the "Partnership" or "Martin Midstream") today announced that the Partnership and its co-issuer, a wholly-owned subsidiary of the Partnership, will redeem all of their outstanding 8.875% Senior Notes due 2018. The aggregate remaining principal amount outstanding of the notes is $175,000,000. The redemption price for the notes will be equal to 104.438% of the principal amount thereof for a total payment to note holders of $182,766,500 plus accrued interest.

Redemption of the notes is scheduled to occur on April 1, 2014. The Partnership intends to fund the redemption with borrowings under its existing credit facility. On and after the redemption date, the notes will no longer be deemed outstanding, interest will cease to accrue thereon and all rights of the holders of the notes will cease, except for the right to receive the redemption price.

Wells Fargo Bank is the agent for this transaction. Copies of the Officers Certificate and Notice of Redemption and additional information relating to the redemption of the notes may be obtained from Wells Fargo Bank, National Association, Attention: Corporate Trust Administration, 201 Main Street, Suite 301, MCT5441-030, Fort Worth, Texas 7601-5489, Telephone Number, 214-756-7431.

About Martin Midstream Partners L.P. (NASDAQ: MMLP)
Martin Midstream Partners L.P. is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership's primary business lines include: (1) terminalling, storage and packaging services for petroleum products and by-products; (2) natural gas liquids distribution services and natural gas storage; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) marine transportation services for petroleum products and by-products

Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.